UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	July 1, 2010

First Blush Brands, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52682	26-1364883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9595 Wilshire Blvd., Suite 900 Beverly Hills, CA 90212
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(310) 717-8942

AFH Holding II, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

_______________

Item 1.01.  Entry into Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

Private Placement

On July 1, 2010, we completed a private placement of 55,500 Units to “accredited investors” (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”)) (the “Private Placement”). The Units were sold to investors pursuant to the terms of a securities purchase agreement (the “Purchase Agreement”) between the Company and the investors.

Each Unit consists of (i) two shares of our common stock, (ii) a warrant (the “Base Warrant”) to purchase one share of our common stock at an exercise price of $1.00, subject to adjustment, and (iii) a warrant (the “Par Value Warrant”, and together with the Base Warrants, the “Warrants”) to purchase such additional number of shares of our common stock as determined in accordance with Section 2 of the Par Value Warrant at an exercise price of $.001 per share.  The adjustment to the exercise price of the Base Warrant and the determination of the number of shares, if any, subject to the Par Value Warrant will be determined upon the closing of an equity financing by the Company yielding gross proceeds to the Company of not less than $2,000,000 (a “Qualified Financing”).  The exercise price of the Base Warrant will be adjusted to equal the value per share of the Company’s common stock in the Qualified Financing (the “Qualified Price”) and the number of shares subject to each Par Value Warrant will be determined by subtracting the number of shares of common stock purchased by each investor under the Purchase Agreement from the number obtained by dividing the aggregate purchase price paid by such investor for the Units purchased by such investor under the Purchase Agreement by the Qualified Price.

Gross proceeds to the Company from the Private Placement were $111,000.  We intend to use the proceeds to pay expenses of our financing activities, certain operating expenses and for our working capital needs.

The Warrants may be exercised during the period commencing on the earlier of (i) one year following the date of issuance of the Warrants and (ii) six months after the initial closing of the sale by the Company of equity securities in an offering registered under the Securities Act of 1933, as amended. The Base Warrants are exercisable until the third anniversary of the date the Warrants are first exercisable and the Par Value Warrants are exercisable for a period of thirty days after they first become exercisable.

We may also redeem the Base Warrants commencing one year from the date of issuance if (i) the closing price of the common stock for the twenty (20) consecutive trading days ending on the trading day immediately preceding the day on which we send a redemption notice to the warrant holder is equal to or exceeds 200% of the price per share of our common stock in the Qualified Offering and (ii) the resale of the shares issuable upon exercise of the Base Warrants are then the subject of an effective Registration Statement filed under the 1933 Act.

We have reserved 55,500 shares of our common stock for issuance upon exercise of the Base Warrants, assuming an exercise price of $1.00. We will adjust the number of shares reserved for issuance upon exercise of the Warrants concurrently with the closing of a Qualified Offering.

The above descriptions are qualified in their entirety by reference to the complete text of the documents and agreements attached hereto as exhibits 4.1, 4.2 and 10.1.

In connection with the Private Placement, we entered into a Registration Rights Agreement with each investor (the “Registration Rights Agreement”) in which we agreed to use our commercially reasonable efforts to include such investor’s shares of our common stock, at our expense, in any registration statement that we file, subject to customary underwriters cutbacks, until such shares may be sold under certain exemptions from registration under the Securities Act of 1933, as amended.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, the form of which is filed as Exhibit 4.3 hereto and incorporated herein by reference.

           The Company has engaged Rose Hill Garden LLC (RHG) as a consultant providing to the Company operating and management services including sales and marketing, fulfillment, production management and customer service. From January 1, 2009 through June 30, 2010 we paid RHG a consulting fee of $8,500 per month.  Effective July 1, 2010 we changed this consulting agreement to include strategic planning and purchasing and to increase the fee to $20,000 per month.  RHG is owned by Victoria Briggs a member of our board of directors.  The consulting arrangement can be terminated by either party at any time.

Item 9.01.  Financial Statements and Exhibits

 (d)          Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

4.2	Form of Par Value Warrant

4.3	Form of Registration Rights Agreement

10.1	Securities Purchase Agreement, dated July 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Blush Brands, Inc.
(Registrant)

Date:	July 8, 2010	By:	/s/ Anthony G. Roth
Anthony G. Roth
Chairman, President and Chief Executive Officer